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                                                                   EXHIBIT 1.02




____________, 2000



SG Cowen Securities Corporation
Financial Square, 27th Floor
New York, NY 10005
   As representative of the
   several Underwriters





Re: Allos Therapeutics, Inc.

Dear Sirs:

         In order to induce SG Cowen Securities Corporation ("SG Cowen"), Prudential Securities Incorporated and U.S. Bancorp Piper Jaffray Inc. as representatives of the several underwriters (collectively, the "Underwriters") to enter into a certain underwriting agreement with Allos Therapeutics, Inc., a Delaware corporation (the "Company") with respect to the public offering of shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), the undersigned hereby agrees that for a period of 180 days following the date of the final prospectus filed by the Company with the Securities and Exchange Commission in connection with such public offering, the undersigned will not, without the prior written consent of SG Cowen, on behalf of the several Underwriters, (1) directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, other than by operation of law, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares, the "Beneficially Owned Shares")) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

         Anything contained herein to the contrary notwithstanding, any person to whom shares of Common Stock or Beneficially Owned Shares are transferred from the undersigned shall be bound by the terms of this Agreement.


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         In addition, the undersigned hereby waives, from the date hereof until the expiration of the 180 day period following the date of the Company's final Prospectus, any and all rights, if any, to request or demand registration pursuant to the Securities Act of any shares of Common Stock that are registered in the name of the undersigned or that are Beneficially Owned Shares.

         In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Common Stock with respect to any shares of Common Stock or Beneficially Owned Shares.

         Whether or not the public offering actually occurs depends on a number of factors, including market conditions. Any public offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.


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                                     (Name)




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                                     (Address)






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